UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2015

LANDEC CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-27446	94-3025618
(Commission file number)	(IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

(650) 306-1650

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

On February 10, 2015, Landec Corporation (“Landec”) concluded that a material impairment charge was required in connection with its equity ownership in Aesthetic Sciences Corporation (“ASC”). In December 2005, Landec granted ASC an excusive license to use Landec’s Intelimer® materials technology for the development of dermal fillers, in exchange for which Landec received shares of preferred stock of ASC. The preferred stock is senior to ASC’s common stock but junior to any outstanding liabilities of ASC.

In July 2010, ASC sold the rights to its Smartfil™ system, including the related rights to the Intelimer technology, to a third party (“Acquirer”) in return for royalty payments on product sales over a five-year period that commenced on November 1, 2014. These royalty rights currently represent ASC’s only significant asset or projected future cash flow. On February 10, 2015, Landec obtained from the Acquirer, which became available for the first time because such information was not required to be disclosed until the royalty period commenced, data regarding historical sales of the Smartfil product. Based on this data, Landec has concluded that the likelihood is remote that ASC will earn royalties in amounts that exceed its liabilities, and thus, Landec does not expect to receive any return on its investment in ASC. As a result, Landec will record during its fiscal 2015 third quarter a non-cash impairment charge in the amount of $793,000, or $0.03 per share. Due to federal income tax limitations on the utilization of capital losses, no tax benefit associated with this impairment is expected to be recognized in the foreseeable future.

Forward-Looking Statements

The matters discussed above include forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors as the volume and timing of sales of the Smartfil products and the possibility that ASC could generate significant revenue from other sources or renegotiate its outstanding indebtedness. Landec undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2015

LANDEC CORPORATION

By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Vice President of Finance and Administration and Chief Financial Officer

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